EXHIBIT 10.2

AMENDMENT TO PURCHASE AGREEMENT

This Amendment to Purchase Agreement (this “Amendment”) is made and entered into July 31, 2006, by and between Daniel K. Donkel and Samuel H. Cade (hereinafter collectively referred to as “Sellers”), whose address is c/o Daniel K. Donkel, 1420 N. Atlantic Avenue, Suite 1201, Daytona Beach, FL 32118 and True North Energy Corp. (hereinafter called “Buyer”), whose address is 1200 Smith Street, 16th Floor, Houston, TX 77002. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement

WITNESSETH:

WHEREAS, the parties hereto are parties to that certain Purchase Agreement dated as of May 9, 2006 (the “Purchase Agreement”) and desire to amend certain terms thereof as provided for herein.

NOW, THEREFORE, in consideration of these premises, the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as:

1. Article 3 of the Purchase Agreement is hereby amended to read in its entirety as follows:

“3. Due Diligence: On or before five (5) days following the full execution of this Agreement by Sellers, but not later than May 16, 2006 (the "Notice Date"), Buyer shall have performed all due diligence work in a form and manner reasonably acceptable to Buyer pertaining to the Leases. Buyer agrees that the non-issuance of the Un-Issued Leases shall not be considered a title defect for purposes of this provision. If such due diligence work or any other information or data shall reflect the existence of encumbrances, encroachments, defects in or objections to title which Buyer does not waive (all of which are herein called "Title Defects"), written notice of the title defects shall be given to Sellers on or before the Notice Date. If Title Defects shall be so specified, Sellers shall have the optional right, but not the obligation, to advise Buyer in writing on or before five (5) days following the Notice Date, as to which of the Title Defects, if any, that Sellers are willing to use reasonable efforts to cure (the "Approved Title Defects"). Buyer shall then have the optional right to either (i) terminate this Agreement without further liability of either party to the other by providing written notice to Sellers to that effect on or before the Notice Date, or (ii) elect to close this transaction based upon Sellers’ reasonable efforts to cure the Approved Title Defects, or (iii) extend the Closing upon the mutual agreement of Sellers and Buyer which in no event shall be beyond December 31, 2006. Failure of Buyer to timely notify Sellers with regard to terminating this Agreement as provided in this paragraph shall be deemed an election of option (ii) above.”

2. Article 8 of the Purchase Agreement is hereby amended to read in its entirety as follows:

“8. Closing: Unless extended pursuant to the terms of this Agreement, the closing of this transaction (the “Closing”) shall be held within three (3) business days after receipt by Sellers of the Award Notice with respect to the Leases from the Alaska Department of Natural Resources. Notwithstanding the foregoing or any other provision herein, if this Agreement is not fully executed by all signatory parties hereto and if Closing does not occur by the close of business on or before December 31, 2006, Anchorage, Alaska time, this Agreement shall be null and void and the Buyer and Sellers shall have no further rights or obligations hereunder.”

3. Article 9 of the Purchase Agreement is hereby amended to read in its entirety as follows:

“9. Deposit of Purchase Price. Within seven (7) days from the execution of this Agreement by all parties, the Buyer shall deliver the Purchase Price and an additional $10,240.00 (being an aggregate amount of $286,720.00) by wire transfer in immediately available funds to an escrow account established by the accounting firm of Ryan, Gunsauls & O’Donnell (the “Escrow Agent”) exclusively for this transaction. If the foregoing amount is not received by the Escrow Agent within the seven (7) day period, this Agreement shall be null and void and the Buyer and Sellers shall have no further rights or obligations hereunder. The wire transfer instructions are as follows:

Citywide Bank
ABA # 107 001 070
For credit to Ryan Gunsauls & O’Donnell, P.C.
Account # 211 008 790

The foregoing funds shall not be disbursed by the Escrow Agent until Closing and then only in accordance with the provisions set forth in Section 11 below. However, if the Closing does not occur on or before December 31, 2006, the Escrow Agent shall release and return all monies held in the escrow account to the Buyer.”

4. This Amendment may be executed by facsimile and in counterparts, each of which shall constitute an original and together shall constitute one and the same document.

5. Except as expressly amended hereby, all provisions of the Purchase Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

SELLERS

/s/ Daniel K. Donkel
DANIEL K. DONKEL

/s/ Samuel H. Cade
SAMUEL H. CADE

BUYER

TRUE NORTH ENERGY CORP.

By:	/s/ Massimiliano Pozzoni
Massimiliano Pozzoni, Secretary

ESCROW AGENT AGREES TO THE
TERMS SET FORTH IN SECTION 3
OF THE FOREGOING AGREEMENT:

RYAN GUNSAULS & O’DONNELL

By /s/ Douglas Barr